Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated financial statements have been prepared to give effect to the GFA merger and related transactions described in this Form 8-K, pursuant to which our wholly-owned subsidiary merged with and into GFA Holdings, with GFA Holdings becoming our wholly-owned subsidiary.

Pursuant to the merger agreement, GFA stockholders were paid an aggregate of $491 million in cash (which included the assumption of post-closing bonus payments, net of tax benefits), subject to adjustment as provided in the merger agreement. The merger consideration was paid with: (i) $101 million of cash currently held in a trust account established in connection with our initial public offering; (ii) the net proceeds of a private placement of $246 million, consisting of the sale of 14,410,188 shares of our common stock at a price of $7.46 per share and 15,388,889 shares of Series A convertible preferred stock and investor warrants at a combined price of $9.00 per share/warrant; and (iii) $160 million of proceeds from our secured debt financing of $180 million. The private placement and the secured debt financing, which are described elsewhere in this Form 8-K, were completed simultaneously with the closing of the GFA merger.

The accompanying unaudited pro forma condensed consolidated balance sheet combines the historical balance sheets of GFA Holdings, Inc. and subsidiaries, which we refer to collectively as GFA, as of March 31, 2007 and Boulder as of March 31, 2007, under the purchase method of accounting, giving effect to the GFA merger and related transactions as if they had occurred on March 31, 2007. The accompanying unaudited pro forma condensed consolidated statements of operations combine the historical statements of operations of GFA for the periods from January 1, 2006 to December 31, 2006 and January 1, 2007 to March 31, 2007, and Boulder for the periods from January 1, 2006 to December 31, 2006 and January 1, 2007 to March 31, 2007, giving effect to the GFA merger and related transactions as if they had occurred at the beginning of the applicable period.

The pro forma condensed consolidated balance sheet showing the effect of the GFA merger and related transactions on us is followed by a separate pro forma balance sheet showing the adjustments made to GFA’s own consolidated balance sheet in connection with the merger, before combining GFA’s consolidated balance sheet with our own balance sheet. The total column “GFA Pro Forma” represents the fair value of the assets purchased and liabilities assumed, subject to the finalization of the purchase price allocation for actual transaction costs, finalization of working capital adjustments and completion of appraisals of the tangible and intangible assets of GFA. Each of the pro forma condensed consolidated statements of operations shows the effect of the GFA merger and related transactions on us.

The unaudited pro forma condensed consolidated financial statements are based on the estimates and assumptions that we believe are reasonable and that are set forth in the notes to such statements, which are preliminary and have been made solely for purposes of developing such pro forma information. We are providing this information to you to aid in your analysis of the financial aspects of the GFA merger and related transactions. The unaudited pro forma condensed consolidated financial statements are not intended to represent or be indicative of our consolidated results of operations or financial condition that we would have reported had the merger, the private placement and the secured debt financing been completed as of the dates presented, and should not be taken as representative of our future consolidated results of operations or financial condition. The unaudited pro forma condensed financial statements do not reflect any operating efficiencies and cost savings that we may achieve with respect to the combined companies.

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with our historical consolidated financial statements and the accompanying notes and with the historical consolidated financial statements and the accompanying notes of GFA for the three months ended March 31, 2007 and for the year ended December 31, 2006, which are included elsewhere in this Form 8-K.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS

March 31, 2007

	Boulder	Private Placement			Pro Forma GFA	Closing Transaction		Consolidation Entry		Pro Forma Combined
Assets
Current assets
Cash and cash equivalents	$176,197		$406,000,000	1,2,3	$2,688,786	$(390,315,236)	C			$—
			(4,992,000)	4		$(13,557,747)	D
Investments held in trust - restricted	101,862,799					(101,862,799)	C			—
Investments					8,225,000	(8,225,000)	D			—
Accounts receivable, net					9,155,677					9,155,677
Inventories					6,224,838					6,224,838
Accrued interest receivable in trust	226,331									226,331
Prepaid and other current assets	262,233				9,428,039					9,690,272
Deferred tax asset	688,395				1,366,543					2,054,938

Total current assets	103,215,955		401,008,000		37,088,883	(513,960,782)				27,352,056
Property and equipment, net					177,080					177,080

Investment in subsidiary						473,195,000	C	(473,195,000)	Z	—

Other assets
Goodwill					325,197,075					325,197,075
Other intangibles					161,000,000					161,000,000
Deferred financing costs, net			4,992,000	4						4,992,000
Deferred costs	4,105,888									4,105,888
Other assets	800				12,998					13,798

Total other assets	4,106,688		4,992,000		486,210,073	—		—		495,308,761

Total assets	$107,322,643		$406,000,000		$523,476,036	$(40,765,782)		$(473,195,000)		$522,837,897

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable and accrued expenses	$5,073,113	$			$39,927,160	$(24,609,000)	D			$20,391,273
Current maturities of long-term debt			1,200,000	3		2,826,253	D			4,026,253
Advances from stockholders	255,880									255,880
Deferred underwriting fees	3,573,035					(3,573,035)	C			—
Deferred income taxes										—
Income taxes payable					2,932,792					2,932,792
Note payable to stockholders	301,689									301,689
Derivative liabilities	40,069,037		9,204,659	5						49,273,696

Total current liabilities	49,272,754		10,404,659		42,859,952	(25,355,782)		—		77,181,583
Long term debt			158,800,000	3						158,800,000
Deferred income taxes					7,421,084					7,421,084
Common stock, subject to possible conversion	19,661,116					(19,661,116)	A			—
Preferred stock, subject to possible conversion			138,498,461	2						138,498,461
Deferred interest income	588,430					(588,430)	B			—
Commitments and contingencies
Stockholders’ equity
Preferred stock			1,539	2						1,539
Common stock	1,595		1,441	1	617			(617)	Z	3,036
Additional paid-in capital	59,741,972		98,293,900	1,5	457,612,009	4,251,116	A,C	(457,612,009)	Z	162,286,988
Retained earnings	(21,943,224)				15,582,374	588,430	B	(15,582,374)	Z	(21,354,794)

Total stockholders’ equity	37,800,343		98,296,880		473,195,000	4,839,546		(473,195,000)		140,936,769

Total liabilities and stockholders’ equity	$107,322,643		$406,000,000		$523,476,036	$(40,765,782)		$(473,195,000)		$522,837,897

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

UNAUDITED GFA PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS

March 31, 2007

	GFA	Purchase Price Adjustments		GFA Pro Forma
ASSETS
Current Assets:
Cash and cash equivalents	$2,688,786			$2,688,786
Investments	8,225,000			8,225,000
Accounts receivable, net	9,155,677			9,155,677
Inventories	6,224,838			6,224,838
Prepaid expenses and other	76,619	9,351,420	CC	9,428,039
Deferred taxes	1,366,543			1,366,543

Total current assets	27,737,463	9,351,420		37,088,883

Property and equipment, net	177,080			177,080

Other Assets:
Goodwill	75,213,104	249,983,971	AA	325,197,075
Other intangibles	17,000,000	144,000,000	AA	161,000,000
Security deposits and other	12,998			12,998

Total other assets	92,226,102	393,983,971		486,210,073

Total assets	$120,140,645	$403,335,391		$523,476,036

LIABILITIES AND STOCKHOLDER’S EQUITY
Current maturities of long term debt	$—			$—
Accounts payable and accrued expenses	15,318,533	21,774,000	BB	37,092,533
Due to related party	2,834,627			2,834,627
Income taxes payable	2,932,792			2,932,792

Total current liabilities	21,085,952	21,774,000		42,859,952

Deferred taxes	7,421,084			7,421,084

Stockholder’s Equity:
Common stock	617			617
Additional paid in capital	63,628,038	393,983,971	AA	457,612,009
Retained earnings	28,004,954	(12,422,580)	BB, CC	15,582,374

Total stockholder’s equity	91,633,609	381,561,391		473,195,000

Total liabilities and stockholder’s equity	$120,140,645	$403,335,391		$523,476,036

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE PERIOD ENDED MARCH 31, 2007

	Boulder	GFA	Pro Forma Adjustments		Pro Forma Combined
Net Sales	$—	$45,902,195			$45,902,195
Cost of goods sold	—	20,647,481			20,647,481

Gross profit	—	25,254,714	—		25,254,714
Operating expenses
Selling, general and administrative	—	18,391,772	1,016,667	aa	19,408,439
Formation and operating costs	672,873				672,873
Expenses settled with founders stock	—				—

Total operating expenses	672,873	18,391,772	1,016,667		20,081,312

Operating income (loss)	(672,873)	6,862,942	(1,016,667)		5,173,402
Other income (expense)
Interest and dividend income	1,078,207	142,299	(1,220,506)	ff,gg	—
Interest expense	—	(990,880)	(2,794,866)	bb,dd,ff	(3,785,746)
(Loss) on derivative liability	(7,784,112)	—	(733,911)	ee	(8,518,023)
Other income (expense)	—	131,221			131,221

Total other income (expense)	(6,705,905)	(717,360)	(4,749,283)		(12,172,548)

Income (loss) before income taxes	(7,378,778)	6,145,582	(5,765,950)		(6,999,146)
Income tax expense	148,183	2,527,490	(2,098,500)	cc	577,173

Net income (loss)	$(7,526,961)	$3,618,092	$(3,667,450)		$(7,576,319)

Net income (loss per share)-basic					$(0.26)

-diluted					$(0.26)

Weighted average shares outstanding - basic					28,766,133

- diluted					28,766,133

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2006

	Boulder	GFA	Pro Forma Adjustments		Pro Forma Combined
Net Sales	$—	$158,467,632			$158,467,632
Cost of goods sold		69,760,681			69,760,681

Gross profit		88,706,951			88,706,951
Operating expenses
Selling, general and administrative		64,652,479	4,066,667	hh	68,719,146
Formation and operating costs	1,924,602				1,924,602
Expenses settled with founders stock					—

Total operating expenses	1,924,602	64,652,479	4,066,667		70,643,748

Operating income (loss)	(1,924,602)	24,054,472	(4,066,667)		18,063,203
Other income (expense)
Interest and dividend income	4,220,026	462,295	(4,682,321)	mm,nn	—
Interest expense		(2,166,209)	(12,651,014)	ii,kk,mm	(14,817,223)
(Loss) on derivative liability	(15,266,445)	—	(613,963)	ll	(15,880,408)
Other income (expense)	—	201,367			201,367

Total other income (expense)	(11,046,419)	(1,502,547)	(17,947,298)		(30,496,264)

Income (loss) before income taxes	(12,971,021)	22,551,925	(22,013,965)		(12,433,061)
Income tax expense	808,140	9,121,638	(8,550,839)	jj	1,378,939

Net income (loss)	$(13,779,161)	$13,430,287	$(13,463,126)		$(13,812,000)

Net income (loss per share)-basic					$(0.48)

-diluted					$(0.48)

Weighted average shares outstanding - basic					28,766,133

- diluted					28,766,133

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements:

I.	Basis of Pro Forma Presentation

On May 21, 2007, pursuant to an agreement entered into on September 25, 2006, we completed a merger in which our subsidiary merged into GFA Holdings, and GFA became our wholly-owned subsidiary. Because we will have no other operating business following the merger, GFA effectively became a public company at the conclusion of the merger.

On May 17, 2007, a securities purchase agreement with investors was completed, simultaneously with the closing of the GFA merger, in which such investors purchased (1) 14,410,188 shares of our common stock at a price of $7.46 per share and (2) 15,388,889 shares of Series A convertible preferred stock and related warrants at a combined price of $9.00 per share/warrant, resulting in aggregate gross proceeds to us of approximately $246 million and net proceeds of approximately $234 million after the payment of placement fees to Citigroup Global Markets, Inc. and Banc of America Securities, LLC. The net proceeds were used to fund a portion of the GFA merger consideration.

The private placement consisted of (1) 14,410,188 shares of our common stock, (2) 15,388,889 shares of our Series A convertible preferred stock which bear cumulative preferential dividends payable quarterly at an initial compounded rate of 8% per annum, have an initial liquidation preference of $9.00 per share and will be convertible into common stock, at an initial conversion price of $9.00 per share, and (3) warrants that will be exercisable upon any redemption of the related shares of Series A convertible preferred stock, at an exercise price equal to the conversion price of the Series A convertible preferred stock in effect on the redemption date. We sometimes refer to the warrants that were issued in the private placement as “investor warrants” to differentiate them from existing warrants held by our public stockholders, which we refer to as “public warrants,” and existing warrants purchased from us at the time of our initial public offering by some of our directors and a senior advisor, which we refer to as the “founding director warrants.”

As a result of stockholder approval of amendments to and restatement of our certificate of incorporation, the total number of shares of preferred stock that are authorized for issue increased from 1,000,000 to 50,000,000, of which 15,388,889 shares were designated as Series A convertible preferred stock. The Series A convertible preferred stock, with respect to dividend rights and rights upon our liquidation, dissolution or winding up, ranks senior to our common stock. Holders of the Series A convertible preferred stock are not entitled to preemptive or other subscription rights. The following summary of the material terms and provisions of the Series A convertible preferred stock does not purport to be complete and is qualified in its entirety by reference to our restated certificate of incorporation, attached as Exhibit 4.1 to this Form 8-K, which will designate the Series A convertible preferred stock.

Dividends

Dividends on the Series A convertible preferred stock are cumulative and will compound from the closing date of the private placement, which we sometimes refer to as the date of original issuance, at the annual rate of 8% (multiplied times the $9.00 per share purchase price) and will be payable quarterly when and as declared by our board of directors. Beginning five years after the date of original issuance and at the end of each calendar quarter thereafter, the dividend rate will increase at the rate of 0.25% until the dividend rate equals 11%. Beginning seven years after the date of issuance:

•	the annual dividend rate will increase to 15% for each quarter thereafter for which we fail to declare and pay dividends in full in cash, and

•	the annual dividend rate will be fixed at 15% if we fail thereafter to declare and pay dividends in cash for three consecutive quarters.

No dividends may be declared or paid on any common stock, nor may we redeem any common stock, subject to limited exceptions, until we have paid all accrued dividends on the Series A convertible preferred stock in cash. If we pay any dividend or distribution on the common stock, the holders of the Series A convertible preferred stock also will be entitled to receive such dividend or distribution on an as-converted basis.

Liquidation Preference

Holders of the Series A convertible preferred stock have a liquidation preference in the amount of $9.00 per share plus accrued but unpaid dividends. If an event defined as a “Liquidation” occurs before the fifth anniversary of the date original issuance of the Series A convertible preferred stock, the liquidation preference will include a premium calculated assuming that the Liquidation occurred on the last day of the quarterly dividend period on or after the fifth anniversary. If our assets are not sufficient to pay the liquidation preference of the Series A convertible preferred stock in full, the holders of the Series A convertible preferred stock will share pro rata in any distribution based on the relative amounts of their respective liquidation preferences, and no distributions will be made to the holders of common stock. However, the holders of Series A convertible preferred stock will participate in liquidating distributions on an as-converted basis, if by so doing the amount they receive would be greater than their liquidation preference.

A liquidation also includes the sale or merger of the company with another entity in which stockholders of the company control less than 50 percent of the voting power of the surviving company. Under Emerging Issues Task Force Topic No. D-98, such a provision requires the preferred stock to be accounted for outside of permanent equity. We will account for the preferred stock as temporary equity in the mezzanine section of the balance sheet.

Optional Conversion at Holder’s Election

The Series A convertible preferred stock will be convertible at any time, at the option of the holder, into the number of shares of common stock arrived at by dividing $9.00 per share (which is the initial conversion price) into the per share liquidation preference of $9.00 per share, plus accrued but unpaid dividends. To the extent that dividends accrue but are not paid, the number of shares of common stock issuable upon conversion of the Series A convertible preferred stock will increase.

Adjustments to Conversion Rate

The conversion price will decrease, and the number of shares of common stock issuable upon conversion will therefore increase, if we become subject to penalties for delays in taking actions required by the investors relating to the listing of our common stock or the Series A convertible preferred stock or the registration of the shares of common stock issued in connection with the private placement.

The conversion price will be reduced by 1% on each 90th day anniversary of the default, if the default has not been cured, subject to a maximum total reduction of 9%. In no event will a holder of Series A convertible preferred stock be entitled to a cash adjustment in lieu of these adjustments to the conversion price.

The conversion price will also be reduced if and to the extent that the shares of common stock issuable upon conversion of the Series A convertible preferred stock represent less than 22.2508% of our common stock on a fully diluted basis immediately after the closing of the private placement, based upon our representations and warranties to the investors as to our capitalization at that time. We do not believe that this particular adjustment will be required. The conversion price also will be subject to typical anti-dilution adjustments in the event of stock splits, stock dividends and similar events, and will be entitled to anti-dilution protection, subject to limited exceptions (including an exception for up to 9,650,000 options issued to employees, directors or consultants under a board-approved option plan), for issuances of common stock at a price below the conversion price then in effect or the average closing price of the common stock over the 30-day period ending three days before the date of determination. The anti-dilution adjustments will be made on a weighted average basis, which means that the number of shares sold at such price will be taken into account in adjusting the conversion price.

Mandatory Conversion

Conversion of all, or a portion of (but not less than 20% of the then outstanding) Series A convertible preferred stock will be mandatory, at the conversion price then in effect, upon the first to occur of:

(1) the election to convert by holders of at least a majority of the Series A convertible preferred stock, or

(2) our election to force a conversion if (i) a registration statement for the resale of the common stock issuable upon conversion of the Series A convertible preferred stock is effective, (ii) we have also elected to redeem all the public warrants that we sold in our initial public offering, and (iii) the last sales price of our common stock has been at least $11.50 per share, if before three years after the date of original issuance of the Series A convertible preferred stock, or at least $12.50 per share on each of 20 trading days within any 30-trading day period ending on the third business day before we provide notice of our election to force the conversion of the Series A convertible preferred stock, if more than three years after the date of original issuance.

If we elect to exercise our right to force conversion within three years of the date of original issuance, the number of shares of common stock issued on conversion will be calculated assuming that the redemption occurs on the last date of the dividend period to occur on or after such third-year anniversary.

Redemption

We will have the right to redeem all or a portion of (but not less than 20% of the then outstanding) Series A convertible preferred stock at any time after issuance, out of funds legally available for that purpose and subject to compliance with restrictions on redemptions imposed by our lenders, for a cash amount equal to the liquidation preference of $9.00 per share, plus accrued but unpaid dividends. However, if the redemption occurs prior to five years after the date of original issuance of the Series A convertible preferred stock, the redemption price will include a premium calculated assuming that the redemption occurs on the last day of the quarterly dividend period to occur on or after such fifth-year anniversary.

Voting Rights

Holders of the Series A convertible preferred stock will be entitled to vote on an as-converted basis together with the holders of common stock (without regard to any 4.99% to 9.99% limitation on conversion described above to which investors may elect to be subject), and not separately as a class except as required by law or by the restated certificate of incorporation. So long as the number of outstanding shares of Series A convertible preferred stock is at least 12.5% of the total number of shares of Series A convertible preferred stock issued at the closing of the private placement, without the consent of the holders of a majority of such shares then outstanding, we may not undertake various corporate actions, including the following:

(1) incur or refinance any debt (with limited exceptions, including debt permitted at the time of the closing of the private placement) or modify any agreements relating to permitted debt;

(2) issue any equity securities (with limited exceptions, including up to 9,650,000 options issued to employees, directors or consultants under a board-approved option plan);

(3) enter into, amend or terminate the material terms of any contract with any related party;

(4) take any action that could result in a Liquidation, as that term is defined above (other than a chapter 11 proceeding);

(5) make acquisitions or investments or dispositions of assets that exceed threshold amounts;

(6) change the certificate of incorporation in a manner that adversely affects the Series A convertible preferred stock or take any action that impairs our ability to honor the rights and preferences of the Series A convertible preferred stock; or

(7) make any change in accounting methods or policies (other than as required by GAAP), or any change in auditors.

Emerging Issues Task Force Issue No. 00-19, “Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in, a Company’s Own Stock” (“EITF 00-19”), requires freestanding contracts that are settled in a company’s own stock, including conversion rights issued with preferred stock to be designated as an equity instrument, asset or a liability. Under the provisions of EITF 00-19, a contract designated as an asset or a liability must be carried at fair value on a company’s balance sheet, with any changes in fair value recorded in the company’s results of operations. A contract designated as an equity instrument must be included within equity, and no fair value adjustments are required from period to period. In accordance with EITF 00-19, the conversion rights issued with the preferred stock in the private placement are separately accounted for as liabilities.

Statement of Financial Accounting Standard No. 133 (“SFAS No. 133”), “Accounting for Derivative Instruments and Hedging Activities,” as amended, requires all derivatives to be recorded on the balance sheet at fair value. Furthermore, paragraph 11 (a) of SFAS No. 133 precludes contracts issued or held by a reporting entity that are both (1) indexed to its own stock and (2) classified as stockholders’ equity in its statement of financial position from being treated as derivative instruments. While the conversion rights to purchase the additional common shares are indexed to our common stock, the fact that the shares underlying the conversion rights require future registration, requires us to classify these instruments as a liability in accordance with EITF 00-19 paragraph 14. These derivative liabilities will be adjusted to fair value, and any changes will be recorded as non-operating gains or losses.

The fair value of the conversion rights were valued using the Monte Carlo technique to simulate the underlying future stock price. The value of the conversion feature was calculated based on the simulated stock price. Additionally, the value of the conversion feature was adjusted for the probability the preferred stock becomes participating in nature rendering the conversion option worthless.

On May 21, 2007, we entered into a credit agreement with Banc of America Securities LLC and Bank of America, N.A. for $180 million in debt financing. The credit agreement sets forth the terms and conditions of the first lien facility consisting of a $120 million term loan and a $20 million revolver as well as a proposed second lien facility consisting of a $40 million term loan. The first lien facility is secured by a first lien on all of our assets and the second lien facility is secured by a second lien on all of our assets.

The term loan of the first lien facility will mature on the seventh anniversary of the closing date of the loans and the revolver under the first lien facility will mature on the sixth anniversary of the loan closing date. The term loan of the second lien facility will mature seven years and six months after the closing date of the loan.

At our option, the interest rate on the first lien facility revolver will be (1) LIBOR plus an applicable margin which we expect to be 3.25% per annum or (2) the higher of (i) the Bank of America prime rate or (ii) the federal funds rate plus 0.50%, in either case plus an applicable margin which we expect to be 2.25% per annum. Such rate will be in effect for the first six months following closing. Thereafter, the interest rate on the revolver will be determined in accordance with a pricing grid to be agreed upon based on our leverage ratio. The interest rate on the first lien facility term loan will be at our option: (1) LIBOR plus an applicable margin which we expect to be 3.25% per annum or (2) the Bank of America prime rate, in either case plus an applicable margin which we expect to be 2.25%.

At our option, the interest rate on the second lien facility will be (1) LIBOR plus an applicable margin which we expect to be 5.00% per annum or (2) the higher of (i) the Bank of America prime rate or (ii) the federal funds rate plus 0.50%, in either case plus an applicable margin which we expect to be 5.00% per annum.

The preceding unaudited pro forma condensed balance sheet combines the historical balance sheets of GFA Holdings, Inc. and subsidiaries (collectively “GFA”), as of March 31, 2007 and Boulder as of March 31, 2007, giving effect to the GFA merger described in the merger agreement, using the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141 (“SFAS 141”), Business Combinations, and giving effect to the related private placement and secured debt financing, as if they had occurred on March 31, 2007.

The preceding unaudited pro forma condensed statements of operations combine the historical statements of operations of GFA for the periods from January 1, 2006 to December 31, 2006 and from January 1, 2007 to March 31, 2007, and Boulder for the period from January 1, 2006 to December 31, 2006 and January 1, 2007 to March 31, 2007, giving effect to the GFA merger and related transactions as if they had occurred at the beginning of the applicable period.

The columns in the pro forma condensed consolidated balance sheets showing the effect of the GFA merger and related transactions on us consist of the following:

•	The first column, labeled “Boulder,” represents our balance sheet.

•	The next column shows the effect of the private placement and our secured debt financing.

•

The amounts in the “GFA Pro Forma” column are from the “GFA Pro Forma” column in the stand-alone GFA pro forma condensed consolidated balance sheet on the page that follows the pro forma balance sheet.

•	The column labeled “Closing Transaction” represents actual net cash being paid to the stockholders of GFA after payment of outstanding transaction expenses.

•	The column labeled “Consolidation Entry” represents the entry that will be made post-merger to eliminate purchased equity against the purchase price recorded in our books as investment in subsidiary.

•

The column labeled “Pro Forma Combined” shows the pro forma combined entries resulting from combining GFA’s balance sheet with ours after making the various adjustments set forth in the other columns to reflect the merger and related transactions.

The columns in the pro forma condensed consolidated statements of operations showing the effect of the GFA merger and related transactions on us consist of the following:

•	The first column, labeled “Boulder,” represents our statement of operations.

•	The amounts in the “GFA” represent GFA’s statement of operations.

•	The column labeled “Pro Forma Adjustments” reflects adjustments described in the footnote references for each line item.

•

The column labeled “Pro Forma Combined” shows the pro forma combined entries resulting from combining GFA’s statement of operations with ours after making the various adjustments set forth in the other columns to reflect the merger and related transactions.

II.	Purchase Accounting Adjustment

Under the purchase method of accounting, the total preliminary purchase price has been allocated to the net tangible and intangible assets acquired and liabilities assumed, based on various preliminary estimates of their fair values. The estimated fair values of certain assets and liabilities have been determined with the assistance of third party valuation specialists. We have engaged a third party appraiser to assist us in performing a valuation of all the assets and liabilities in accordance with SFAS 141. The valuation will be finalized shortly after completion of the merger. We estimate that the majority of the purchase price in excess of current recorded values will be allocated to non-amortizable intangible assets. The preliminary work performed by the third party valuation specialists has been considered in our estimates of the fair values reflected in these unaudited pro forma condensed combined consolidated financial statements. Our estimates and assumptions are subject to change upon the finalization of the valuation and may be adjusted in accordance with SFAS 141. The purchase price allocation is not finalized. Valuations of trademarks, intellectual property and property leases have not been completed. We have assumed the carrying value approximates fair value for certain tangible assets and liabilities of GFA. The intangible assets acquired will include the GFA brand/trademarks, intellectual property and other goodwill. Some of these assets, such as goodwill and the GFA brand/trademarks will be non-amortizable; other assets will be amortized over their useful lives ranging from 10 to 20 years.

At the closing and subject to certain adjustments, the stockholders of GFA were paid an aggregate of $467 million in cash (which does not include the assumption of post-closing bonus payments net of tax benefits) as merger consideration. The amount paid at closing was subject to certain adjustments and holdbacks.

Under the terms of the merger agreement, if GFA’s cash on a day selected by GFA and us that is approximately seven to ten days before the anticipated closing of the merger exceeded the outstanding balance of indebtedness for borrowed money as of such date, the purchase price payable to the stockholders will be increased by an amount equal to such excess cash. By agreement, the day selected for determining the GFA’s cash balance was May 7, 2007. For purposes of these calculations, indebtedness includes obligations for borrowed money, letters of credit issued for GFA’s account, capitalized leases, interest rate swap agreements, and any accrued interest or prepayment premiums related to the foregoing as of such date and does not include accounts payable and accrued expenses, and cash does not include accounts receivable and prepaid expenses. To the extent indebtedness and cash fluctuate, our total purchase price may vary depending on the actual balance of these items at closing. For purposes of the assumed closing on March 31, 2007, the cash balance on GFA’s balance sheet exceeded the outstanding balance of indebtedness on May 7, 2007 by approximately $16.6 million.

We agreed to be financially responsible for certain bonus payments payable to some of the employees and consultants of GFA, specifically including amounts payable to New Industries Corporation (which is owned by several stockholders of GFA). These bonuses consist of two sale bonuses related to the closing of the merger and an EBITDA bonus. The EBITDA bonus has been calculated on the basis of the EBITDA of GFA’s business for the 2006 calendar year, and was paid at closing. One of the sale bonuses is payable in full at or shortly after closing while ninety percent of the other sale bonus is payable at closing with the remaining ten percent payable into escrow at the closing. The cash consideration payable to the GFA stockholders was reduced by 60% of the total bonuses described in the preceding paragraph. The bonus and corresponding tax benefit are reflected in entries BB, CC and D below. The total liability for the bonuses was approximately $24.6 million. The corresponding tax benefit to Boulder is expected to approximate $9.4 million.

Since Boulder is assumed the liability for payment of these bonuses and payment occurred at the closing of the transaction, we have accounted for such bonuses in the cost of the merger and have capitalized such amounts.

Under the terms of the merger agreement, we acquired GFA through the merger of our subsidiary with and into GFA, with GFA becoming a wholly-owned subsidiary us. We determined based on our interpretation of the requirements of SFAS 141, that we are the acquiring entity since our stockholders will ultimately remain in control of the combined company following the GFA merger. Under the purchase method of accounting, the financial statements of the acquiring entity remain unchanged and the GFA merger will be recorded as of the closing date, reflecting the assets and liabilities of GFA at their acquisition date fair values. Intangible assets that are identifiable are recognized separately from goodwill, which is measured and recognized as the excess of the fair value of GFA, as a whole, over the net amount of the recognized identifiable assets acquired and liabilities assumed. The results of operations of GFA will be included in the results of the surviving entity from date of acquisition forward.

Under the purchase method of accounting, the total estimated purchase price of $523.5 million was allocated to GFA’s net tangible and intangible assets based on their estimated fair values as of the expected date of the completion of the merger. Based on the preliminary third party valuation and other factors as described above, the preliminary estimated purchase price was allocated as follows (in thousands):

	Book Value	Purchase Price and Closing Adjustments	Preliminary Purchase Price Allocation	Asset Life
Net tangible assets	$37,278,961	$—	$37,278,961	Various
Amortizable intangible assets:
Patented Technology		40,000,000	40,000,000	10 years
Supply relationship		1,000,000	1,000,000	15-20 years
Trademarks	17,000,000	103,000,000	120,000,000	Indefinite
Goodwill	75,213,104	249,983,971	325,197,075	Indefinite

Total preliminary purchase price allocation and estimated direct transaction costs	129,492,065	393,983,971	523,476,036
Less liabilities assumed	(50,281.036)	—	(50,281,036)

Cash paid			$473,195,000

The estimated total purchase price is calculated is as follows:
Contracted purchase price per agreement			$465,000,00
Cash in excess of indebtedness			16,610,000
Less estimated bonus payments to employee/stockholders			(24,609,000)
Reduction by 40% of total bonus payments—per merger agreement			9,844,000

Cash paid to stockholders at closing			$466,845,000
Estimated fees for the transaction, including legal, due diligence, accounting and investment banking fees			6,350,000

Cash paid at closing for merger			473,195,000
Liabilities assumed			50,281,036

Total purchase price			$523,476,036

Cash payments at closing:
Cash paid at closing for merger	$473,195,000
Citigroup and Banc of America issuance costs for private placement	12,085,000
Other estimated equity issuance costs including legal fees and registrations	3,325,000
Deferred underwriting fees from IPO	3,573,035

Cash merger payments and private placement fees	$492,178,035
Debt issuance costs	4,992,000
Bonus payments	24,609,000

Total cash paid at closing	$521,779,035

The preliminary allocation of the purchase price for accounting purposes was based upon preliminary estimates and assumptions that are subject to change upon the finalization of the transaction and the related valuations. In particular, we anticipate that some portion of the purchase price will be allocated to patented technology and supply relationships. In our initial estimate of fair value, we have allocated $41 million to these assets. While it is possible that these estimates may change, we do not anticipate that there will be a material change to the purchase price allocation as a result of any changes to these preliminary estimates. The amortization related to the amortizable intangible assets is reflected as a pro forma adjustment to the unaudited pro forma condensed consolidated statement of operations. The preliminary amortization periods (10 – 20 years, as noted above) are based on the estimated average remaining life of these assets. Upon completion of the GFA merger, the actual amortization periods will be determined. Actual amortization expense may differ from pro forma amortization expense included in the unaudited pro forma condensed statements of operations, but we do not anticipate the amortization expense will differ materially from the estimated amounts included herein.

Of the total estimated purchase price, approximately $445 million was preliminarily allocated to goodwill and trademarks, the valuation of which has not been finalized. Trademarks included GFA brands and other trademarks for which management is in the process of finalizing the valuation. These trademarks will not be amortized due to their indefinite useful lives. Goodwill represents the excess of the purchase price over the fair value of the tangible and identifiable intangible assets acquired. Goodwill amounts are not amortized, but rather are tested for impairment at least annually. In the event that it is determined that the value of the goodwill has become impaired, an accounting charge for the amount of the impairment will be incurred in the quarter in which such determination is made.

III.	Pro Forma Adjustments

The following entries describe adjustments reflected in the pro forma condensed consolidated financial statements. Numbered or lettered items tie to footnote references in various line items of the statements.

Boulder

Private Placement &

Debt Entries

		Dr	Cr
1	Cash	107,500,000
	Common stock		1,441
	Additional paid in capital		107,498,559
	To record issuance of private placement common shares. A total of 14,410,188 common shares, par value of $.0001 per share, issued for $7.46 per share.
2	Cash	138,500,000
	Preferred stock		1,539
	Preferred stock, subject to possible conversion		138,498,461

To record issuance of 15,388,889 private placement preferred shares and warrants. Par value per share of $.0001 per share, issued for $9.00 per share. (Note: The value allocated to the conversion feature and warrant is in Entry 5 below).

3	Cash	160,000,000
	Note payable-1st lien - short term portion		1,200,000
	Note payable-1st lien - long term portion		118,800,000
	Note payable-2nd lien - long term		40,000,000

To record debt incurred as a part of acquisition. $140,000,000 first-lien seven year facility, of which $120,000,000 is expected to be drawn at the close of the merger and $40,000,000 second- lien seven and one-half year facility of $40,000,000, of which the entire amount is expected to be drawn at the close of the merger. One percent of the first lien is currently payable.

4	Deferred financing costs	4,992,000
	Cash		4,992,000
	To record fees paid, including legal fees, on new credit facility.
5	Additional paid in capital	9,204,659
	Derivative liabilities		9,204,659

To record the fair value of derivative instruments, per SFAS 133 and EITF 00-19, issued as part of the preferred stock. The fair value of the conversion right was valued using the Monte Carlo technique to simulate the underlying future stock price. The value of the conversion feature was calculated based on the simulated stock price. Additionally the value of the conversion feature was adjusted for the probability that the preferred stock becomes participating, rendering the conversion right worthless.

Boulder

Closing Entries

		Dr	Cr
A.	Common stock-subject to conversion	19,661,116
	Additional paid in capital		19,661,116
	To record affirmative vote of shareholders whose shares were subject to conversion.
B.	Deferred interest income	588,430
	Retained earnings		588,430
	To eliminate deferred interest earned on the trust account on shares subject to conversion.
C.	Investment in subsidiary	473,195,000
	Deferred underwriting fees	3,573,035
	Additional paid-in capital	15,410,000
	Cash and cash equivalents		390,315,236
	Cash held in trust-restricted		101,862,799

To record cash paid at closing, including cash paid for equity issuance costs, which is an offset to additional paid-in capital. Cash paid also includes the payment of the deferred underwriting fees from Boulder’s initial public offering which are payable upon completion of the initial acquisition.

D.	Accounts payable	24,609,000
	Cash		13,557,747
	Investments		8,225,000
	Current portion of long term debt		2,826,253

To record payment of bonuses assumed in the merger. Available cash will be used first to pay. Then the investments will be sold to pay a portion of the bonus. The remaining portion of the bonus will be paid by drawing on the revolver.

GFA

Purchase Price Adjustments

		Dr	Cr
AA	Other intangibles	144,000,000
	Goodwill	249,983,971
	Additional paid in capital		393,983,971
	To record the value of intangibles and residual goodwill.
BB	Bonus expense (Retained earnings)	21,774,000
	Accrued expense payable		21,774,000
	To record additional sale bonus expense
CC	Income tax receivable	9,351,420
	Income tax expense (Retained earnings)		9,351,420
	To record income tax benefit of bonus payments

Boulder

Pro Forma Entries

March 31, 2007

		Dr	Cr
aa	Amortization Expense	1,016,667
	Accumulated Amortization		1,016,667
	To record 3 month amortization expense on acquired intangibles, patented technology with a 10 year life and supplier relationships with a 15 year life.
bb	Interest Expense	3,607,460
	Accrued interest payable		3,607,460

To record interest expense for the period ended March 2007 on long-term debt. Interest rate on first-lien facility is LIBOR plus 3.25%. Total rate approximates 8.58%. On second-lien facility, interest rate is equal to LIBOR plus 5.00%. For purposes of calculation, total rate approximates 10.3%.

cc	Income tax payable	2,098,500
	Income taxes expense		2,098,500
	To adjust income tax expense for the pro forma consolidated net income for the period.
dd	Interest expense	178,286
	Deferred loan fees		178,286
	To record amortization of loan fees with 7 year life for the period ended March 31, 2007.
ee	Loss on derivative liabilities	733,911
	Derivative liabilities		733,911

To record the change in the fair value of derivative instruments for the period ended March 2007, per SFAS 133 and EITF 00-19, issued as part of the preferred stock. The fair value of the conversion right was valued using the Monte Carlo technique to simulate the underlying future stock price. The value of the conversion feature was calculated based on the simulated stock price. Additionally the value of the conversion feature was adjusted for the probability that the preferred stock becomes participating, rendering the conversion right worthless.

ff	Interest income	142,299
	Cash	848,581
	Interest expense		990,880

To record reduction of interest income and expense for GFA for the period. Cash deemed to be utilized to pay off debt at the beginning of the period, eliminating interest income and expense for the period.

gg	Interest income	1,078,207
	Cash		1,078,207
	To record reduction of interest income as a result of pro forma transaction close. Available cash would be used to fund transaction thereby eliminating interest income.

Boulder

Pro Forma Entries

December 31, 2006

		Dr	Cr
hh	Amortization Expense	4,066,667
	Accumulated Amortization		4,066,667
	To record 12 month amortization expense on acquired intangibles, patented technology with a 10 year life and supplier relationships with a 15 year life.
ii	Interest Expense	14,104,080
	Accrued interest payable		14,104,080

To record interest expense for 2006 on long-term debt. Interest rate on first-lien facility is expected to be LIBOR plus 3.25%. For purposes of calculation, total rate approximates 8.38%. On second-lien facility, interest rate is expected to equal LIBOR plus 5.00%. For purposes of calculation, total rate approximates 10.1%.

jj	Accounts payable and accrued expenses	8,550,839
	Income tax expense		8,550,839
	To adjust income tax expense for the pro forma consolidated net income for the period.
kk	Interest expense	713,143
	Deferred loan fees		713,143
	To record amortization of loan fees with 7 year life for the period ended December 31, 2006.
ll	Loss on derivative liabilities	613,963
	Derivative liabilities		613,963

To record the change in the fair value of derivative instruments for 2006, per SFAS 133 and EITF 00-19, issued as part of the preferred stock. The fair value of the conversion right was valued using the Monte Carlo technique to simulate the underlying future stock price. The value of the conversion feature was calculated based on the simulated stock price. Additionally the value of the conversion feature was adjusted for the probability that the preferred stock becomes participating, rendering the conversion right worthless.

mm	Interest income	462,295
	Cash	1,703,914
	Interest expense		2,166,209

To record reduction of interest income and expense for GFA for the period. Cash deemed to be utilized to pay off debt at the beginning of the period, eliminating interest income and expense for the period.

nn	Interest income	4,220,026
	Cash		4,220,026
	To record reduction of interest income as a result of pro forma 2006 transaction close. Available cash would be used to fund transaction thereby eliminating interest income.

Boulder

Pro Forma Entries

March 31, 2007

		Dr	Cr
Z	Common stock	617
	Additional paid-in capital	457,612,009
	Retained earnings	15,582,374
	Investment in subsidiary		473,195,000
	To record elimination entry